INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is made as of May 27, 2020 (“Effective Date”) by and AHA Analytics Inc. (“AHA” or “Licensor”), a Delaware corporation and Clinigence Health, Inc., a Delaware corporation (“Clinigence” or “Licensee”).

RECITALS

WHEREAS, Licensor currently owns or has the right to certain intellectual property and rights, including but not limited to copyrights, patents, pending patents, and continuation in part, applications as defined in the Transferred Assets pursuant to the Intellectual Asset Purchase Agreement dated May 27, 2020 (the “APA”) by and among Licensor, Licensee and Accountable Healthcare America, Inc. (the “Technology”);

WHEREAS, Licensee is a healthcare information technology company providing an advanced, cloud-based platform that aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations (the “Analytics Business”); and

WHEREAS, Licensor desires to license the Technology to Licensee under the terms hereof;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1       “Assumed Lighter Capital Obligation” means the assumed Lighter Capital obligation set forth in Section 2.2 (a) (ii) of the Intellectual Property Asset Purchase Agreement by and among Licensor, Licensee and Accountable Healthcare America, Inc, dated May 27, 2020.

1.2       “Baseline Materials” means the versions of the Licensed Materials as are in existence on the Effective Date and which have been provided to Licensee by Licensor as of the Effective Date pursuant to Section 2.3.

1.3       “Confidential Information” shall have the meaning as set forth in Section 7.1

1.4       “Customers" means the Licensee’s Analytics Business end user customers, as of the Effective Date, who utilize the Licensed Materials via the Analytics Business platform maintained by Licensee.

1.5       “Derivative Technology” means any and all proprietary processes, inventions, discoveries, technology, apparatus, tools, drawings, designs, prototypes, plans, specifications, materials, trade secrets, works of authorship, know-how, standards, documentation, applications, programs, methods, techniques, formulae, protocols, analyses, information and data in any form (whether or not patentable or copyrightable), and any and all other intellectual property or proprietary information discovered, derived or developed from or based upon the Licensed Materials, or as a result of the Licensee’s use of the Licensed Materials.

1.6       “Improvements” means any and all modifications, corrections, derivatives, and/or improvements to the Licensor Intellectual Property developed by either Licensors or Licensee.

1.7        “Licensed Materials” means all software, including without limitation, source code, object code, compiled code, and annotations to the source code, hardware designs, firmware, system designs, documentation and all other information relating to the foregoing, and related web-based services and applications included in the Technology, and all data obtained by Licensee for all applications and uses of the Technology, which are used solely for the Analytics Business.

1.8        “Licensor Intellectual Property” means the Licensed Materials.

1.9       “Managed Services Agreement” means the Managed Services Agreement by and between Licensor and Licensee dated May 27, 2020.

1.10        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a government or any branch, department, agency, political subdivision or official thereof.

1.11       “Services Improvements” means any and all modifications, corrections and/or improvements to the software services provided and/or developed by Licensee.

1.12       “Term” shall have the meaning as set forth in Section 4.

1.13 “Territory” means worldwide.

1.14 “Updated Baseline Materials” means the Baseline Materials as modified or improved by the Improvements.

ARTICLE 2

LICENSE AND TRANSFERS

2.1        License Grant. For the Term of this Agreement, Licensor hereby grants to Licensee a worldwide, irrevocable, royalty-free, non-transferable (other than as set forth herein), non-exclusive license to use, solely for the Analytics Business Customers, the Licensor Intellectual Property to make, have made, use, offer to sell, sell and import, copy, reproduce, modify, publish, display, publicly perform and make derivative works on the Licensed Products and to incorporate the Licensor Intellectual Property and Licensed Products, in whole or in part, into the Analytics Business platform maintained by Licensee, within the Territory, and subject to Section 3.2, to develop Improvements based on the Licensor Intellectual Property. Licensor also grant Licensee the right to grant limited sub-licenses as set forth in Section 2.2 below.

2.2        Sublicenses. Licensor recognizes that Licensee is in the Analytics Business. Licensor hereby grants to Licensee and Licensee’s Customers a non-exclusive license to use the Licensed Material, for the Term of this Agreement. It is understood that the use of the Licensed Material will be offered to Licensee’s Customers as part of the Analytics Business. Licensee will resell to Customers either as stand-alone services or in conjunction with other services provided by Licensee to Customers, in accordance with the terms of this Agreement. Licensee’s Customer’s shall not be allowed to use the Licensed Material when not linked to the Analytics Business platform maintained by Licensee. Nothing in this License shall be construed to transfer to Licensee ongoing trademark, trade secret, copyright, patent or other right to Software, except the right to use under the terms of this Agreement.

2.3       Transfer of Licensed Materials. Upon execution of this Agreement, Licensor shall provide Licensee with access to and a copy of the Licensed Materials.

2.4        Compensation. As consideration for Licensor granting Licensee the rights provided for in this Agreement, (a) Licensee hereby agrees to provide Licensor the Updated Baseline Materials pursuant to the terms of the Agreement; (b) Licensor and Licensee have entered into the Managed Services Agreement; and (c) Licensee shall pay Licensor a monthly royalty fee of $5,000 until the Assumed Lighter Capital Obligation is paid in full.

ARTICLE 3

OWNERSHIP OF RIGHTS AND OBLIGATIONS

3.1        Ownership of Licensor Intellectual Property. Licensee acknowledges and agrees that title to and ownership of the Licensor Intellectual Property, including all Improvements and Updated Baseline Materials, and all of the applicable intellectual property rights in and to the Licensor Intellectual Property, including all Improvements and Updated Baseline Materials, is owned by Licensor or its licensors.

3.2       Ownership of Improvements. Licensee shall have the right to make Improvements, and any such Improvement, including all Derivative Technology, shall be owned by Licensor. All Improvements that are incorporated into the Baseline Materials shall be deemed Licensed Materials for purposes of this Agreement.

3.3       Ownership of Services Improvements. Licensee shall have the right to make Services Improvements, and any such Services Improvements shall be owned by Licensor and all Service Improvements shall be deemed Licensed Materials for purposes of this Agreement.

3.4       Governmental Submissions. All submissions to governmental agencies and other regulatory bodies required to effectuate Licensee’s rights hereunder, including, without limitation, for purposes of obtaining approvals, licenses or other permissions, is the sole responsibility of Licensee, and shall be reviewed and consented to by Licensor prior to any submission and Licensor shall have no obligations relating thereto.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. This Agreement shall be in effect beginning on the Effective Date and continue for twenty-four (24) months (the “Initial Term”), unless earlier terminated or extended as set forth below. At the end of the Initial Term, the Agreement shall continue on a month-to-month basis unless and until terminated by either Party after providing the other Party with at least sixty (60) days prior written notice, or unless extended in writing for an additional mutually agreed upon term (“Renewal Term”).

4.2 Termination.

(a)       Termination for Material Breach. Licensor may terminate this Agreement and all licenses granted hereunder with immediate effect by delivering notice of the termination to Licensee, if Licensee fails to perform, has made or makes any inaccuracy in, or otherwise materially breaches, any of its obligations, covenants, or representations, including if Licensee uses the Licensed Materials in any way that violates this Agreement,  or otherwise exceeds the rights granted under this Agreement and the failure, inaccuracy, or breach continues for a period of thirty (30) Business Days' after Licensor delivers notice to Licensee  reasonably detailing the failure, inaccuracy, or breach.

(b)       Termination for Insolvency. If Licensee becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, Licensor may terminate this Agreement with immediate effect.

(c)       Upon termination of this Agreement for any reason, Licensee shall within sixty (60) calendar days, cease all use, offering for sale, and sale of Licensed Products; provided that Licensee shall have the right to complete the development of and collect payment for all Licensed Products that are in process of being developed pursuant to this Section during such period. Licensee shall notify Licensor of all such development work being undertaken during this period. To the extent reasonably practicable, each party shall promptly return and deliver to the other party all Confidential Information belonging to such party that is in its possession and shall certify in writing that it has not knowingly retained any copies of such. Any Customers that purchase Licensed Products from the Licensee or its distributors, resellers or affiliates prior to the termination of the Agreement shall have the right to continue to use such products consistent with the terms of such agreements as in existence prior to the termination date of this Agreement, and Licensee and/or its distributors, resellers and/or affiliates shall have the right to continue to service such Customers, for up to sixty (60) days.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1       Representation and Warranties. Except for the Permitted Encumbrances as defined in the APA, Licensor represents and warrants to Licensee that, as of the date of execution of this Agreement,(i) Licensor is the sole and exclusive owner of all worldwide right, title and interest in and to the Licensed Materials, free and clear of any liens, claims, security interests, encumbrances or demands of third parties, (ii) Licensor has the full right and authority to enter into and grant to the Licensee, all rights granted under this Agreement, (iii) Licensor, to its best knowledge, is not a party to any agreement and has not granted to any Person any right, license, or privilege that conflicts with this Agreement, (iv) the Licensed Materials, to its best knowledge, is not being infringed and does not infringe the intellectual property or proprietary rights of any Person, (v)  Licensor has not received written notice of any judicial, administrative or other proceeding or claim pending, or to Licensor’s knowledge threatened, against or otherwise affecting or relating to any of the Licensed Materials or which calls into question (expressly or by implication) the right of the Licensee to exercise any rights granted to it hereunder, (vi) in no event shall the Licensee be obligated to pay any fees or any amounts to Licensor or any Person for the assignment, use or exploitation of any Technology, except as provided elsewhere in this Agreement, and (vii) upon the reasonable request of the Licensee, Licensor shall, at its own expense, take any and all actions reasonably necessary and/or advisable to protect and defend all rights in the Licensed Materials.

5.2       Limitations. Nothing contained in this Agreement shall be construed as creating any form of license or rights under any patents, copyrights, mask works, trademarks, service marks, trade names, service names, trade dress, trade secrets, know-how, or confidential information owned or controlled by Licensor or Licensee, other than as specifically indicated herein.

5.3        Limitation of Liability. IN NO EVENT SHALL ANY PARTY, ITS AGENTS, OFFICERS, DIRECTORS OR EMPLOYEES, HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR THE COST OF SUBSTITUTE GOODS OR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING IN ANY MANNER IN CONNECTION HEREWITH, OR OUT OF THIS AGREEMENT, THE PERFORMANCE OR BREACH HEREOF OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED, WHETHER BY NEGLIGENCE OR OTHERWISE, REGARDLESS OF THE FORM OF ACTION, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT PRODUCT LIABILITY, INFRINGEMENT OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO ANY BREACH OF ARTICLE 6 OR 9. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

ARTICLE 6

INDEMNIFICATION AND INFRINGEMENT

6.1        By Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, representatives and agents against any claim, demand or cause of action (a) alleging infringement of any third party intellectual property rights based on the manufacture, use, offering for sale or sale of any Licensed Products or (b) based on or resulting from a breach of any provision of this Agreement by the Licensor, provided, that Licensee shall promptly notify Licensor upon learning of any such claim, demand or cause of action; provided, that Licensee shall promptly notify Licensor upon learning of any such claim, demand or cause of action, and provide Licensor with such assistance as reasonably requested by Licensor in defending against such claim, demand or cause of action.

6.2       By Licensee. Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, representatives and agents against any claims, demands or causes of action (a) based on the unauthorized making, using, offering for sale or selling of any Licensed Products by Licensee, or (b) based on or resulting from a breach of any provision of this Agreement by Licensee, provided, that Licensor shall immediately notify Licensee upon learning of any such claim, demand or cause of action, and provide Licensee with such assistance as reasonably requested by Licensee in defending against such claim, demand or cause of action.

6.3       Mitigation. In the event that any claim, demand or cause of action (“Claim”) is asserted against Licensor alleging infringement of any third party intellectual property rights resulting from the manufacture, use, offer for sale, sale or importing by Licensee of any of the Licensed Products, Licensor shall have the right to use commercially reasonable efforts to seek to resolve such Claim by one or more of the following: (a) working with Licensee to modify the Licensed Products such that they no longer infringe or (b) obtaining a license to the asserted intellectual property (the payments under which shall be borne by Licensor)

6.4       Infringement by Third Parties. Licensor shall have the initial right to bring suit and initiate proceedings relating to any infringement of the Licensor Intellectual Property and to settle the same. All costs and expenses relating to any such suit or suits or proceeding shall be paid for by Licensee, and any and all recoveries, awards, or payments from said suits or any settlements thereof shall be the property of Licensor. Licensee shall reasonably cooperate with and assist Licensor in all such suits as Licensor deems reasonably appropriate or necessary and all costs and expenses thereof shall be borne by equally between Licensee and Licensor. If any party becomes aware of any infringement or misappropriation of the Licensor Intellectual Property by any third-party, such party shall promptly notify the other party of such and provide the other party with any and all evidence thereof in its possession or control. Should Licensor choose not to bring suit or initiate proceedings relating to the infringement of the Licensor Intellectual Property within one hundred twenty (120) days of learning of such infringement, Licensor shall have the right to bring such suit or initiate such proceedings, provided , that Licensor shall be responsible for the payment of all costs and expenses relating to any such suit or suits or proceeding, and any and all recoveries, awards, or payments from said suits or any settlements thereof shall be the property of Licensor.

ARTICLE 7

INFORMATION AND CONFIDENTIALTY

7.1        Confidentiality. Each of the parties acknowledges that the information relating to the Licensor Intellectual Property and other information provided by any party to any other party, including pursuant to this Agreement relates or will relate to information that is not or will not be publicly available (the “Confidential Information”). The Confidential Information provided hereunder is valuable, proprietary, and unique, and each of the parties agrees to maintain the confidentiality of the Confidential Information and to be bound by and observe the proprietary nature thereof as provided herein. Each of the parties agrees to take diligent action to fulfill its obligations hereunder by instruction or agreement with its employees, consultants, advisors or agents (whose confidentiality obligations shall survive termination of employment or agency) who are permitted access to the Confidential Information. Access shall only be given on a need-to-know basis, except as otherwise set forth herein or as may be permitted in writing by disclosing party. The terms and conditions of this Agreement are also confidential to the parties. No party shall disclose any such terms and conditions during the Term of the Agreement and thereafter without prior written approval by the other parties, except as required by law.

7.2       Injunctive Relief. Each party acknowledges and agrees that the unauthorized use or disclosure of the Confidential Information or any part thereof may cause irreparable injury to the other party, who shall therefore be entitled to seek injunctive relief to enforce these license restrictions, in addition to any other remedies available at law, in equity, or under this Agreement, and without the need to post a bond even if ordinarily required.

7.3       Confidentiality Exceptions. Notwithstanding the provisions of this Article 7, the confidentiality obligations hereunder shall not apply to (i) information that is known to the public or is generally known within the industry or business, (ii) information that was legally acquired by Licensor or Licensee, as the case may be, from a third-party in good faith, provided that such disclosure by the third-party was not in breach of any agreement between such third-party and Licensors or Licensee, as the case may be, (iii) information that was required to be disclosed pursuant to law or order of a court having jurisdiction (provided that the party required so to disclose such Confidential Information shall offer the party owning such Confidential Information the opportunity to obtain an appropriate protective order or administrative relief against disclosure of such Confidential Information, when appropriate, provided that in the case of Licensee any disclosure pursuant to SEC requirements shall not require the prior notification of Licensor) and relating to enforcement of this Agreement, but only to the extent of any such required disclosure, and (iv) information that Licensee needs to disclose to existing and potential investors, subject to any such existing and potential investors agreeing to be bound by the confidentiality obligations hereunder.

ARTICLE 8

GENERAL PROVISIONS

8.1       Non-Assignment. The Agreement shall not be assigned or transferred in whole or in part by any party without the prior written consent of the others; provided, that Licensor may assign the Agreement without notice or prior written consent to an acquirer of all or substantially all of its assets or at least a majority of its outstanding common stock. Any purported assignment or transfer in violation of this Section shall be void. This Agreement will bind and benefit the parties and their successors and assigns.

8.2       Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by Licensor and Licensee. Any party may waive compliance by any other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

8.3       Notices. All notices, requests, demands and other communications required or permitted under this Agreement and under Applicable Law shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) Business Day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) Business Days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Licensee:

Clinigence Health, Inc.

55 Ivan Allen Jr. Blvd. NW, #875

Atlanta, GA 30308

Attention: Jacob Margolin

Telephone No: (678) 778-5844

E-mail: kobi.margolin@clinigencehealth.com

If to Licensor:

Accountable Healthcare America Inc.

2455 East Sunrise Blvd., Suite 1204

Fort Lauderdale, FL 33304

Attention: Fred Sternberg

Telephone No.: [_]

E-mail: fred.sternberg@ahahealthcare.net

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Dickinson Wright PLLC

350 East Las Olas Blvd., Suite 1750

Ft. Lauderdale, FL 33301

Attention: Joel Mayersohn, Esq.

Telephone No.: (954)-991-5426

E-mail: jmayersohn@dickisonwright.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

8.4       Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

8.5       No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

8.6       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

8.7       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.8       Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement.

8.9       Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement that is being clarified or illustrated.

8.10       Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

8.11       Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the State of Delaware, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the District of Delaware. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.12       Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

8.13       Recovery of Fees by Prevailing Party. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

[Signatures Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused it to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

LICENSOR:

AHA Analytics, Inc.

By: ______________________________

Fred Sternberg

Chief Executive Officer

LICENSEE:

Clinigence Health, Inc.

By: ______________________________

Elisa Luqman

Chief Financial Officer

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